                                                                   EXHIBIT 99.2
         Xyvision Announces Sale of Contex Division to BARCO Graphics
       BARCO offers migration path and continued support to Contex users



READING, Mass.--Sept. 21, 1998-- Xyvision, Inc., a leading provider of information management and document publishing solutions, announced today that BARCO Graphics, an integrated prepress solutions provider headquartered in Belgium, has acquired selected assets of Xyvision's Contex Prepress Division for an undisclosed amount. BARCO will also hire a number of employees of the Contex division.

"The sale of Contex to BARCO is a win-win situation for both companies as well as for our customers," says Kevin Duffy, president and COO of Xyvision. "With a leadership position in packaging and a strong presence in other prepress markets, BARCO is a perfect match for Contex and can provide their customers with knowledgeable product support and development. In addition, Xyvision can now focus development and marketing efforts on expanding our world class information management and publishing solutions."

"Adding over 500 Contex users to the vast installed base of BARCO FastLane production systems consolidates our dominant position worldwide in packaging prepress, strengthens our position in commercial printing, and creates a significant growth platform especially in North America," comments Bruno Pairon, Managing Director of BARCO Graphics.

The acquired Contex resources will immediately be integrated into BARCO Graphics. Out of a total staff of 21, 12 people will form the core of a US-based product development group for the Packaging and Label Systems Division; the remaining 9 associates will become part of the BARCO Graphics sales and support organization in the United States and the United Kingdom.

BARCO Graphics will finalize and release a new 1.2 version of ConSeps, Contex's most recent prepress software suite for packaging and commercial printing. Over the coming months, capabilities will be added to enable output to BARCO's unique output devices. At the same time, selected features of the Contex products will be gradually merged into BARCO's FastLane and PackChamp software and/or future products. Migration tools will ease the integration of the respective workflows and facilitate access to archived jobs. Attractive software upgrade packages will further support the transition process. Details on these plans are being finalized and will be communicated to all Contex users. "Publishing, document management, and the World Wide Web are experiencing explosive growth," says Duffy. "Xyvision is now ideally positioned to devote all of its financial, development, and management resources toward these dynamic technologies."

One of the earliest and most established developers of publishing and information management solutions, Xyvision markets products that are used by industry-leading aerospace and automotive manufacturers, telecommunications companies, standards organizations, publishers, and publishing service providers to produce reference books, journals catalogs, directories, financial and legal material and technical manuals.

About BARCO Graphics

BARCO Graphics, with centers of competence in Belgium, the USA and Singapore, provides integrated prepress solutions for specific graphic arts applications, focusing on high productivity and workflow automation. BARCO Graphics targets specialized markets: packaging designers and printers, magazine and book printers, newspapers, variable information publishers, high-volume or large-format commercial printers, and decorative&textile, cartography, ceramics, and security printers, as well as high-end photo retouchers and design bureaus.

About Xyvision, Inc.

Xyvision provides information management and document production solutions that leverage the value of an organization's information assets and automate the production of paper and digital documents. These systems are used by some of the world's most distinguished corporations, publishers, and publishing service providers including AAA, American Medical Association, The Boeing Company, Gulfstream Aerospace, Europages (France), Hearst Motor Publications, IBM Corporation, Lucent Technologies, Maruboshi (U.S. and Japan), Pratt & Whitney Canada, Raytheon Service Company, RTIS, SwissAir, Wolters Kluwer, Underwriter's Laboratories, and the United Space Alliance.

More information about Xyvision is available at http://www.xyvision.com.

Xyvision and Parlance are trademarks of Xyvision, Inc. All other trademarks are the property of their respective owners.